Exhibit 99.1

News For Immediate Release 4100 Spring Valley Road, Ste 1002, Dallas, TX 75244

Panda Ethanol Inc.
Media or Investors:
Bill Pentak, (972) 361-1200
breakingnews@pandaethanol.com
Panda Ethanol To Implement New Organizational Plan
DALLAS — August 15, 2007 — Panda Ethanol today announced that it is repositioning its workforce to streamline operations and costs. The proactive measure is being taken in response to tightening equity and credit markets and to help ensure the company has adequate liquidity during the final construction phase of the company’s 115 million gallon-per-year ethanol facility located in Hereford, Texas.
Under the plan, a number of Panda Ethanol employees will be offered employment by Panda Energy International, the founder of Panda Ethanol. The company expects that these employees will be available to provide necessary services to Panda Ethanol under confidentiality and services agreements. Panda Energy will be compensated for these services through deferred arrangements which could include common stock.
“The fundamentals of this industry remain very positive,” said Bob Carter, chairman of the board of Panda Ethanol, “with high oil prices, decreasing corn prices, strong blending economics, and firm bipartisan political support. There is also, however, a great deal of uncertainty in the marketplace. As a result, the board of directors believes the appropriate course of action for Panda Ethanol, in the near term, is to be conservative, focused and patient: conservative with respect to spending, focused on getting Hereford online in the first quarter of 2008, and patient for the market turnaround.
“This move is really about putting Panda Ethanol in a position of strength and readiness,” added Carter. “It is a prudent action that will both reduce costs for Panda Ethanol and provide the company with continued access to a very talented team of individuals.”
As a part of the move, Todd Carter, president and chief executive officer of Panda Ethanol will become president of Panda Energy International and will remain on the board of directors of Panda Ethanol. Darol Lindloff, chief operating officer of Panda Ethanol will become president and chief executive officer of Panda Ethanol. Michael Trentel, chief financial officer of Panda Ethanol will become chief financial officer at Panda Energy International, and Franklin Byrd, corporate controller of Panda Ethanol will become chief financial officer of Panda Ethanol.
“We continue to make good progress toward the completion of the Hereford ethanol facility,” said Darol Lindloff, chief operating officer of Panda Ethanol. “We are concentrating our efforts on our Hereford refinery and will continue to manage our other announced ethanol projects during this period of market uncertainty. When the capital markets return to normal, Panda Ethanol intends to be ready.”
The 115 million gallon-per-year Hereford, Texas ethanol facility is scheduled to come online during the first quarter of 2008. The refinery will be fueled by gasifying up to a billion pounds of cattle manure per year. When completed, it will be the largest biomass-fueled ethanol plant in the United States and have one of the lowest carbon footprints of any ethanol refinery in the nation.
About Panda Ethanol
Panda Ethanol Inc. (OTCBB: PDAE.OB), headquartered in Dallas, Texas, is helping to meet the nation’s need for clean, alternative energy. In 2005, Newsweek magazine named Panda one of the 10 most eco-friendly companies in America. In 2007, Project Finance Magazine awarded Panda Ethanol “North American Ethanol Deal of the Year” for its financing of the Hereford facility. Additional information on Panda Ethanol can be found at www.pandaethanol.com.
This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.
Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Panda Ethanol intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Panda Ethanol’s actual results to differ materially from those discussed in any such forward-looking statement. These risks, factors, and conditions include, but are not limited to, the effectiveness of the new organizational plan, the continued access to former management, the ability to complete construction of its ethanol plants, future prices for ethanol relative to the prices of corn, gasoline, interest rates, product demand, transportation requirements and costs and the ability of Panda Ethanol to obtain additional capital to finance its initiatives, as well as the risks and uncertainties set forth in Panda Ethanol’s Quarterly Report on 10-Q filed on May 15, 2007 and its annual and quarterly reports filed with the Securities and Exchange Commission. In addition, new factors, risks and uncertainties may emerge from time to time. Panda Ethanol undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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